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                                                                    Exhibit 16.2

                       [Conn Geneva & Robinson Letterhead]


June 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

We have read paragraphs six through nine in Item 4 in the Form 8-K dated June 7, 2002, of the SPX Corporation Retirement Savings and Stock Ownership Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Conn Geneva & Robinson

Conn Geneva & Robinson